SECOND AMENDMENT
TO
THE IR EXECUTIVE DEFERRED COMPENSATION PLAN II
(As Amended and Restated Effective July 1, 2009)

WHEREAS,    Ingersoll-Rand Company (the "Company") maintains the IR Executive Deferred Compensation Plan II (the "Plan") to provide a select group of management employees the opportunity to defer receipt of compensation;

WHEREAS,    the Compensation Committee of the Board of Directors of the Company has delegated to the Administration Committee of the Company's nonqualified defined contribution plans authority to approve non-material amendments to such plans; and

WHEREAS,    the Administration Committee has approved amending the Plan to clarify the intent of certain provisions and help ensure administration consistent with Section 409A and the intent of the Company.

NOW, THEREFORE,    the Plan is hereby amended effective December 1,2009, as follows:

1. The first paragraph of section 4.1 of the EDCP II shall be amended to delete the sentence beginning with "No Election Form ... ".

2.
Section 4.1 (b) of the EDCP II shall be amended to insert after the words "in which such award would otherwise be paid" the words ", provided that, the performance period for such performance-based compensation shall end on or after December 31 of said Plan Year,".

3. Section 4.1 (c) of the EDCP II shall be amended to insert after the words "such award" the words "or such earlier date established by the Administrative Committee" .

4. Section 4.1 of the EDCP II shall be amended to insert a new subsection (d), to read in its entirety as follows:

"(d)
Notwithstanding the terms of any other agreement or arrangement to which an Employee may be party, except to the extent it is determined not to be required or permitted under Section 409A, an Employee's timely filed Deferral Election shall apply to (i) any compensation that becomes payable under such other agreement or arrangement as a substitute for any Cash- Incentive Compensation Award, Stock Based Award, or other Deferral Amount that the Employee has elected to defer in such Deferral Election, and (ii) any Cash-Incentive Compensation

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Award, Stock Based Award, or other Deferral Amount designated in the Employee's Deferral Election that becomes payable (but for such Deferral Election) by reason of such other agreement or arrangement at a date earlier or later than originally scheduled."

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized representative this 23rd day of December, 2010.

INGERSOLL-RAND COMPANY
By:	/s/ Barbara A. Santoro
Name:	Barbara A. Santoro
Title:	Vice President & Secretary